Exhibit 99.1

Aileron Therapeutics Announces Changes to Management

CAMBRIDGE, MA—May 15, 2018— Aileron Therapeutics (Nasdaq:ALRN), the clinical-stage leader in the field of stapled peptide therapeutics for cancers and other diseases, today announced that Joseph A. Yanchik III has resigned as President and Chief Executive Officer of the Company and as a member of its Board of Directors. Biopharma industry veteran John P. Longenecker, Ph.D. has been named interim Chief Executive Officer.

“I would like to thank Joe on behalf of the Board of Directors for his 12 years of service to Aileron,” said Jeff Bailey, Chairman of Aileron’s Board of Directors. “In that time, Joe has led Aileron from a conceptual-stage technology platform to a clinical-stage, publicly listed company with a promising lead product candidate in mid-stage clinical trials. As we move forward, we are fortunate to have John join Aileron as it transitions to the next stage of growth. We look forward to his contributions as we advance the clinical development of our lead program, ALRN-6924, as well as our pipeline of novel stapled peptide therapeutics while we conduct our search for a new chief executive officer.”

“I am excited to join Aileron as it looks to realize the full clinical potential of ALRN-6924,” commented John Longenecker, Aileron’s interim Chief Executive Officer. “I have been impressed with the enthusiasm and dedication of the senior management team and the potential of the Company’s stapled peptide technology platform. I am looking forward to working with the entire Aileron team and Board as we advance the clinical programs for ALRN-6924 for the treatment of a range of cancers.”

Dr. Longenecker brings 30 years of executive management experience to Aileron. John’s leadership experience extends from operations and R&D to commercial launch, venture funding, secondary public offerings and corporate partnering. He is the Founder and President of JPL Biotech, a biopharma/pharmaceutical consulting firm, and serves on the Board of Directors of Pacira Pharmaceuticals, Inc. He was CEO and Director of HemaQuest Pharmaceuticals, a private biotech, and Favrille, Inc., a publicly listed biotech. Previously, Dr. Longenecker was President and Chief Operating Officer of DepoTech, and oversaw its acquisition by SkyePharma (predecessor to Pacira), where he served as President of U.S. Operations. Dr. Longenecker received a B.S. from Purdue University and a Ph.D. in Biochemistry from The Australian National University. He did his post-doctoral fellowship at Stanford University.

About ALRN-6924

ALRN-6924 is a first-in-class product candidate designed to reactivate wild type p53 tumor suppression by disrupting the interactions between the two primary p53 suppressor proteins, MDMX and MDM2. Aileron believes ALRN-6924 is the first and only product candidate in clinical development that can equipotently bind to and disrupt the interaction of MDMX and MDM2 with p53. Based on preclinical data and preliminary evidence of safety and anti-tumor activity in its ongoing clinical trials, there may be a significant opportunity to develop ALRN-6924 as a monotherapy or combination therapy for a wide variety of solid and liquid tumors. ALRN-6924 is currently being evaluated in multiple clinical trials for the treatment of acute myeloid leukemia

(AML), advanced myelodysplastic syndrome (MDS) and peripheral T-cell lymphoma (PTCL). For information about its clinical trials, please visit www.clinicaltrials.gov.

About Aileron

Aileron is a clinical-stage biopharmaceutical company advancing stapled peptides, a novel class of therapeutics for cancers and other diseases. Stapled peptides are chemically stabilized alpha-helical peptides that are modified to improve their stability and cell penetrability while maintaining high affinity for large protein surfaces. Our goal is to use our proprietary stapled peptide drug platform to create first-in-class therapeutics, like ALRN-6924, that may be able to address historically undruggable targets and complex mechanisms that underlie many diseases with high unmet medical need. Our platform enables us to chemically stabilize and improve the performance and activity of a broad range of alpha-helical peptides that we believe can potentially activate and inhibit key cellular functions that are otherwise difficult to target with existing drug technologies, including small molecules and monoclonal antibodies. For more information, visit www.aileronrx.com.

Forward-Looking Statements

Statements in this press release about Aileron’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the company’s cash forecast, the sufficiency of the Company’s cash resources and the timing of clinical trial enrollments and data. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Aileron’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Aileron’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Aileron’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Aileron’s quarterly report on Form 10-Q for the period ended March 31, 2018, filed on May 9, 2018, and risks described in other filings that Aileron may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aileron specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Investors:

Aileron Therapeutics

Don Dougherty, CFO 617-995-0900

ddougherty@aileronrx.com

Media:

BMC Communications

Brad Miles, 646-513-3125

bmiles@bmccommunications.com

Source: Aileron Therapeutics